RIDER - FLEXIBLE PERIOD-SINGLE LIFE-SUPPLEMENTAL TERM INSURANCE AGREEMENT

The Penn Mutual Life Insurance Company agrees, subject to the provisions of this supplemental agreement, to provide the Term Insurance Benefit. The Company also agrees to provide all of the other benefits which are stated in this agreement.

This agreement is a part of the policy to which it is attached. It is subject to all of the provisions of the policy unless stated otherwise in this agreement.

TOTAL SPECIFIED AMOUNT--The Total Specified Amount is equal to the Specified Amount of this policy plus the Term Insurance Benefit of a Supplemental Term Insurance Agreement, if attached to this policy.

TERM INSURANCE BENEFIT--During the flexible period, or while this agreement is in force, if earlier, the Company will pay the Term Insurance Benefit upon receipt of due proof of the death of the Named Insured for Single Life Term Insurance. The flexible period is set by the applicant at the time of issue. The effective date and termination date are shown on the Additional Policy Specifications Page.

The amount of the Term Insurance Benefit is the Specified Amount for Single Life Term Insurance as shown in the Additional Policy Specifications. The amount of the Term Insurance Benefit may not at any time exceed the Total Specified Amount for this policy.

The Term Insurance Benefit payable on the death of the Named Insured will be paid to the Single Life Term Insurance beneficiary of the Named Insured in one sum or, if elected, under an income payment option. If part or all of the benefit is paid in one sum, the Company will pay interest on this sum from the date of death to the date of payment. The interest rate will be determined each year by the Company, but will not be less than a rate of 3% per year compounded annually, or such higher rate as may be required by state law.

SUICIDE EXCLUSION--If the Named Insured dies by suicide, while sane or insane, within two years from the effective date of this agreement, the Term Insurance Benefit will be limited to the cost of such benefit.

If the Named Insured dies by suicide, while sane or insane, within two years from the effective date of any increase in the Specified Amount for Term Insurance, the Term Insurance Benefit with respect to that increase in the Specified Amount will be limited to the cost for that increase.

INCONTESTABILITY--This agreement will be incontestable after it has been in force during the life of the Named Insured for two years from the effective date of this agreement. Any increase in the Specified Amount for Term Insurance will be incontestable with respect to statements made in the evidence of insurability for that increase after the increase has been in force during the life of the Named Insured for two years from its effective date.

BENEFICIARY--The Single Life Term Insurance beneficiary of the Named Insured is as stated in the application for this agreement unless changed by a subsequent beneficiary designation. If no other provision is made, the interest of a Single Life Term Insurance beneficiary who dies before the Named Insured will pass to the Owner.

CHANGE IN SPECIFIED AMOUNT--The Specified Amount for Single Life Term Insurance may be changed subject to the following conditions:

(a) Any change in the Specified Amount for Single Life Term Insurance must be at least $5,000.
(b) Any increase in the Specified Amount for Single Life Term Insurance must be applied for on a written application provided by the Company. Evidence of insurability satisfactory to the Company must be provided.
(c) The Specified Amount for Single Life Term Insurance may not be increased to an amount that is greater than the Specified Amount for this policy.
(d) The Specified Amount for Single Life Term Insurance may not be decreased to less than $10,000.
(e) Any decrease in the Specified Amount for Single Life Term Insurance will successively decrease, in reverse order, the most recent increases, if any.

MONTHLY DEDUCTION--While this agreement is in force, the Monthly Deduction under this policy will include the Monthly Deduction for this agreement. The Monthly Deduction for this agreement is the sum of

(a) the Cost of Insurance for the policy month for the Term Insurance Benefit under this agreement;

SLTIS-01(U)

(b) a monthly charge of $0.10 per $1,000 of Specified Amount for Single Life Term Insurance for the first 12 months following the effective date of this agreement; and
(c) a monthly charge of $0.10 for each $1,000 of increase in Specified Amount for Single Life Term Insurance for the first 12 months following the effective date of such increase.

COST OF INSURANCE--The Cost of Insurance for the Single Life Term Insurance under this agreement is determined on a monthly basis. It is calculated as (a) multiplied by (b) where:

(a) is the Cost of Insurance Rate divided by $1,000 for Term Insurance applicable to this policy, and
(b) is the Specified Amount for Single Life Term Insurance under this agreement.

The Cost of Insurance Rate for Single Life Term Insurance is based on the policy year and attained age and rate class of the Named Insured. Cost of Insurance Rates will be determined by the Company based on expectations as to future mortality, investment, expense and persistency experience. However, these rates will not exceed those shown for this agreement in the Additional Policy Specifications.

Cost of Insurance Rates will not be adjusted by the Company as a means of recovering prior losses nor as a means of distributing prior profits.

COMPUTATION OF VALUES--All values and benefits in this agreement are equal to or greater than those required by the law of the jurisdiction in which this policy is delivered.

ATTAINED AGE -- The attained age of the Named Insured under this agreement is the age nearest birthday of the Named Insured on the most recent policy anniversary.

MISSTATEMENT OF AGE -- If the age of the Named Insured has been misstated, the Single Life Term Insurance benefit will be the amount which would have been provided by the most recent Cost of Insurance charge at the correct age.

RIGHT TO CONVERT TERM INSURANCE--The term insurance under this agreement for a Named Insured may be converted to a life or endowment policy without evidence of insurability at any time while such insurance is in force before the earlier of
(i) the policy anniversary nearest to the Named Insured's 70th birthday, and
(ii) the policy anniversary which is three years prior to the Termination Date for this agreement shown in the Additional Policy Specifications. The Owner must make a written request for the conversion. On or before the date of conversion, the Owner must pay the first premium for the new policy.

The new policy will be:

(a) on a plan which insures only the life of the Named Insured;
(b) in the same rate class and subject to the same limitations of risk as the term insurance on the Named Insured under this agreement;
(c) issued at the age of the Named Insured on the birthday which is nearest to the date of the conversion;
(d) on the policy form and at the premium rates in use by the Company on the date of the conversion; and
(e) subject to the Company's rules as to minimum amount, plan of insurance and age at issue which are in effect on the date of the conversion.

The inclusion of any supplemental agreements in the new policy will be subject to the consent of the Company and must comply with the rules of the Company.

TERMINATION OF AGREEMENT--This agreement will terminate upon:

(a) the Termination Date for this agreement shown in the Additional Policy Specifications;
(b) lapse of this policy;
(c) surrender of this policy;
(d) conversion of the term insurance under this agreement; or
(e) the Monthly Anniversary which coincides with or next follows (i) receipt by the Company of a written request by the Owner to terminate this agreement, and (ii) return of this policy for appropriate endorsement.

EFFECTIVE DATE--The effective date of this agreement is the same as the Date of Issue of this policy unless another effective date is shown below.



/s/ Robert E. Chappell
-----------------------
Chairman and
Chief Executive Officer

SLTIS-01(U)